Exhibit 5

Miller Nash LLP
3400 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon 97204-3699
Telephone (503) 224-5858
Facsimile (503) 224-0155

December 4, 2003

Pacific Financial Corporation
300 E. Market
Aberdeen, Washington 98520

  Subject: Registration Statement on Form S-4

Ladies and Gentlemen:

        Reference is made to the registration statement on Form S-4 (the "Registration Statement") to be filed by Pacific Financial Corporation, a Washington corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 700,000 shares of the Company's common stock, $1.00 par value (the "Shares"), the maximum number of shares estimated to be issuable in connection with the merger (the "Merger") described in the Registration Statement.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for our opinion set forth herein.

        Based on the foregoing, it is our opinion that, when the Shares have been issued in the Merger in the manner contemplated by the Registration Statement while the Registration Statement is effective and in compliance with applicable state securities laws, the Shares will be legally issued, fully paid, and nonassessable.

        We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement.

                      Very truly yours,

                      /s/ MILLER NASH LLP

                      MILLER NASH LLP